INDUSTRIAL LEASE AGREEMENT

This Industrial Lease Agreement (the “Agreement”) is dated and effective as of May 1st 2013,

BETWEEN:	CORRUVEN INC. (the "Lessor"), a company organized and existing under the laws of the State of Nevada, with its head office located at:

260 Notre-Dame, Kedgwick, NB, E8B 1H9

AND:	CORRUVEN CANADA INC. (the "Lessee"), a company organized and existing under the laws of the Province of New Brunswick, with its head office located at:

260 Notre-Dame, Kedgwick, NB, E8B 1H9

1.	PREMISES

Corruven Inc., (the “Lessor”, hereinafter) hereby leases to Corruven Canada Inc., (the “Lessee” hereinafter) and Lessee leases from Lessor for the term, at the rental, and upon all of the conditions set forth herein, a portion consisting of approximately 10,000 square feet of that certain real property situated at 355 rue du Pouvoir, Edmundston, NB, Canada, E3V 4K1, with a total square footage of approximately 36,000 and a property identification number 35347582. Said leased space within the real property, including the land and all improvements therein, is called "the Premises".

2.	TERM

2.1.	Total term of lease: The term of this Lease shall begin on the commencement date (as defined below), and shall terminate on May 1st, 2015.

2.2.	Commencement date: The "Commencement Date" shall mean the 1st of May, 2013.

3.	RENT: NET LEASE

3.1	Base Rent

Lessee shall pay to Lessor the sum of $30,000.00 per year (the “Annual Lease Payment”) for the duration of this Lease Agreement. The Annual Lease Payment shall be due and payable quarterly in the amount of $7,500.00 upon the end of each quarter following the Commencement Date as follows:

Payment Date	Payment Amount

June 31, 2013	$5,000.00
September 31, 2013	$7,500.00
December 31, 2013	$7,500.00
March 31, 2014	$7,500.00
June 31, 2014	$7,500.00
September 31, 2014	$7,500.00
December 31, 2014	$7,500.00
March 31, 2015	$7,500.00
April 30, 2015	$2,500.00

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3.2	Net Lease

This Lease is what is commonly called a "Net, Net, Net Lease", it being understood that, commencing with the first period of the Lease Term, the Lessor shall receive the rent set forth in Section 3.1 free and clear of any and all other impositions, taxes, liens, charges or expenses of any nature except as otherwise provided in this agreement.

4.	USE

4.1	Use

The Premises shall be used and occupied for offices, industrial production, research and development, and any other legal use which is otherwise in compliance with the reasonable rules and regulations that may be imposed by Lessor from time to time on the Premises or on the business park. Lessee shall not use nor permit the use of the Premises in any manner that will create waste or a nuisance or unreasonably disturb any other tenants. Lessee's use of the Premises is on a non-exclusive basis with respect to any other Lessees of the business park.

4.2	Compliance with Law

a)	Lessor warrants to Lessee that, to the best of Lessor's knowledge, the Premises, in its state existing on the Commencement Date, does not violate any laws, permits, licenses, or covenants or restrictions of record, or any applicable building code, regulation or ordinance in effect on such Commencement Date.

b)	Except as provided in paragraph 4.2 or elsewhere in this Lease, Lessee shall, at Lessee's expense, comply promptly with all applicable statutes, ordinances, rules, regulations, orders, covenants, and restrictions of record in effect during the term or any part of the term hereof, regulating the use by Lessee of the Premises.

4.3	Condition of Premises

a)	Except as otherwise provided in this Lease, Lessee hereby accepts the Premises "as is" in their condition existing as of the Lease Commencement Date, subject to all laws governing and regulating the use of the Premises, and accepts this Lease subject thereto. Lessee acknowledges that neither Lessor has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Lessee's business.

b)	No other condition.

5.	HAZARDOUS OR TOXIC MATERIALS

Lessee shall not emit, dump, dispose, or release on the Premises any Toxic Materials, and Lessee shall not allow or permit any agent, vendor, or other entity acting on Lessee's behalf to emit, dump, dispose, or release on the Premises, any Toxic Materials. Lessee shall not bring, use, or store on the Premises, or emit, dump, dispose, or release from the Premises, any Toxic Materials in violation of any laws, regulations, ordinances, or statutes which are now in existence or which may be enacted in the future. Lessee shall remain in full and complete compliance with all laws, regulations, ordinances, and statutes with respect to Toxic Materials, and Lessee shall install and keep in good working order any monitoring devices that are necessary to insure Lessee's full and complete compliance therewith.

Lessee shall indemnify and hold Lessor harmless from any claims, liabilities, costs, or expenses incurred or suffered by Lessor arising from Lessee's bringing, using, emitting, dumping, disposing, or releasing upon the Premises, or generating or creating at or emitting, dumping, disposing, or releasing from the Premises, any Toxic Materials, or arising from the bringing, using, emitting, dumping, disposing, or releasing upon the Premises, or generating or creating at or emitting, dumping, disposing, or releasing from the Premises, any Toxic Materials by any agent, vendor, or other entity acting on Lessee's behalf.

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6.	MAINTENANCE, REPAIRS AND ALTERATIONS

6.1	Maintenance - Premises

Throughout the term, Lessee agrees to keep and maintain all improvements and appurtenances in or serving the Premises, excluding all sewer connections, plumbing, heating and cooling appliances, and wiring, in the same order, condition and repair as they are in on the Commencement Date, or may be put in during the term, reasonable use and wear excepted. Lessee hereby expressly waives the provisions of any law permitting repairs by a tenant at the expense of a landlord.

6.2	Maintenance - Common Areas

Lessor shall be responsible for maintaining in a safe, good, and clean condition, the common areas of the Premises and the common areas of the business park as a whole. Lessee shall have the obligation to notify Lessor, in writing, of any repairs or maintenance to the common areas which may be required, and Lessor shall have a reasonable time to make such repairs.

6.3	Alterations and Additions

No structural alterations or structural additions shall be made to the Premises by Lessee without the prior written consent of Lessor which Lessor will not unreasonably withhold. Nothing in this section shall restrict Lessee's right to make any non-structural additions or alterations provided that Lessee complies with all applicable laws and ordinances

6.4	Tenant Improvements

a)	Lessor shall not provide Lessee with any Tenant Improvement allowance, and Lessor cannot and does not warrant that any of the Tenant Improvements currently on the Premises that are the property of the current lessee shall remain on the Premises at the commencement of this Lease.

b)	All changes, alterations or additions to be made to the Premises pursuant to this section, shall be under the supervision of a competent architect or competent licensed structural engineer and made in accordance with plans and specifications which have been approved by Lessor prior to commencement of work.

6.5	Plumbing

Lessee shall not use the plumbing facilities for any purpose other than that for which they were constructed. The expense of any breakage, stoppage or other damage relating to the plumbing and resulting from the introduction by Lessee, its agents, employees, or invitees of foreign substances into the plumbing facilities shall be borne by Lessee.

7.	INSURANCE

Lessee shall be responsible for all of its insurance requirements.

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8.	MISCELLANEOUS PROVISIONS

8.1	Severability

The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

8.2	Time of Essence

Time is of the essence in the performance of all obligations under this Lease.

8.3	Rules and Regulations

Lessee agrees that it will abide by, keep and observe all reasonable rules and regulations which Lessor may make from time to time for the management, safety, care and cleanliness of the building and grounds, the parking of vehicles and the preservation of good order therein as well as for the convenience of other occupants and tenants of the building. The continued violations of any such rules and regulations shall be deemed a material breach of this Lease. Lessee, however, shall not be bound by any future rules or regulations, unless it shall approve same, which approval shall not be unreasonably withheld.

8.4	Corporate Authority

Each individual executing this Lease on behalf of a corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation in accordance with a duly adopted resolution of the Board of Directors of the corporation, and that this Lease is binding upon said corporation in accordance with its terms.

8.5	Square Footage

The parties agree that the leased Premise is approximately 10,000 square feet of the full 36,000 square feet.

IN WITNESS WHEREOF, the Parties hereto have executed this Lease at the place on the dates specified immediately adjacent to their respective signatures.

LESSOR:	LESSEE:

CORRUVEN, INC.	CORRUVEN CANADA, INC.

/s/ Alain Belanger	/s/ Alain Belanger

Alain Bélanger, President	Alain Bélanger, President

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